Exhibit 10.17
FIRST AMENDMENT TO
CME GROUP INC. SEVERANCE PLAN
(As Amended and Restated, Effective as of January 1, 2013)
WHEREAS, CME Group Inc. (the “Company”) sponsors the CME Group Inc. Severance Plan (the “Plan”) as a means to provide severance benefits to certain employees of the Company in the event that their employment is terminated in specified circumstances; and
WHEREAS, the Company desires to amend the Plan as set forth below; and
WHEREAS, the Company has reserved the right to amend the Plan pursuant to Section 4.3;
NOW, THEREFORE, the Plan is hereby amended, effective as of October 13, 2014 as follows:
1.    Section 2.6 shall be revised to read as follows:
2.6    “Eligible Executive” means an Employee on the U.S. payroll holding the position of Executive Director, Managing Director or Senior Managing Director and any Executive Officer of the Company.
2.    Section 2.10 shall be revised to read as follows:
2.10    “Qualifying Termination” means an Involuntary Termination, other than a Qualifying Cost Reduction Termination or a termination for Cause, that the Administrator determines in its sole discretion is due to the elimination of Employee’s job or a reduction in force or due to the unacceptable performance of the Employee’s job duties and responsibilities.
3.    A new Section 2.10.1 shall be added to the Plan as follows:
2.10.1     “Qualifying Cost Reduction Termination” means an Involuntary Termination, other than for Cause, that the Administrator determines in its sole discretion is due to the Company’s cost reduction efforts to reduce operating expenses for the 2014 and 2015 budget years.
4.    Section 2.11 shall be revised to read as follows:
2.11    “Severance Benefit” means any payment or benefit described in a Severance Schedule to this Plan to which an Employee is entitled upon a Qualifying Termination or a Qualifying Cost Reduction Termination.
5.    Section 3.1 shall be revised to read as follows:
3.1    Severance Benefits. Subject to the provisions of Article IV, an Employee who experiences a Qualifying Termination shall be eligible to receive the Severance Benefits set forth in Appendix A and an Employee who experiences a Qualifying Cost Reduction Termination shall be eligible to receive the Severance Benefits set forth in Appendix B.

6.    Section 3.3 shall be revised to read as follows:
3.3    Ineligible Employees. Except as otherwise provided in this Section 3.3, an Employee who experiences a Termination of Employment that is not a Qualifying Termination or a Qualifying Cost Reduction Termination (a “Nonqualifying Termination”) shall not be entitled to Severance Benefits or Supplemental Severance Benefits under this Plan. Notwithstanding the foregoing, the Administrator may determine to provide benefits under the Plan upon a Nonqualifying Termination in individual cases due to special circumstances, the amount and nature of such benefits to be determined by the Administrator in its sole discretion.
7.    An Appendix B shall be added to the Plan as follows:
Appendix B
SEVERANCE SCHEDULE FOR
QUALIFYING COST REDUCTION TERMINATIONS

Severance Benefits and Supplemental Severance Benefits, as described below, are conditioned on and will only be paid after an eligible Employee (i) executes a Release and Waiver as described in Section 4.4 (unless such agreement is waived in accordance with that Section), and such agreement (if applicable) becomes effective after the applicable waiting period, and (ii) is determined by the Administrator to have satisfied all other conditions to receive benefits under this Plan and this Appendix B.

A.	Amount of Severance Pay.

Severance Pay for eligible Employees will be based on the Employee’s Years of Service as follows:

Years of Service	Severance Pay

Less than Five	10 weeks of Base Salary

Five to Nine	20 weeks of Base Salary

Ten to Fourteen	30 weeks of Base Salary

Fifteen or more	39 weeks of Base Salary

For purposes of this Appendix B:
“Base Salary” means the annual base rate of pay of an eligible Employee, as in effect on the date on which such Employee is notified of his or her Qualifying Standard Termination.
“Year of Service” means each twelve (12)-consecutive-month period, which is measured from an eligible Employee’s most recent date of hire.

B.	Supplemental Severance Benefits.
Supplemental Severance Benefits awarded by the Administrator in its sole discretion pursuant to Section 3.2 may include any of the following:

1.	Continuation Coverage. Payment of part or all of the cost of Continuation Coverage for an eligible Employee for a specified period of time.

2.	Outplacement Services. Outplacement assistance through a firm selected by the Employer.

3.
Stock Options and Restricted Stock. Acceleration of the vesting of stock options and restricted stock held by the Employee, but only to the extent such stock options and restricted stock would have vested had the Employee remained employed by the Employer throughout the Severance Period.

In all other respects, the Plan shall remain in full force and effect.

CME GROUP INC.

By: _/s/ Hilda Harris Piell______________
Hilda Harris Piell
Senior Managing Director and Chief Human
Resources Officer

Date:_10/10/14_______________________